PRICING SUPPLEMENT DATED September 15, 2017 (To Prospectus dated August 10, 2016 and Prospectus Supplement dated August 10, 2016)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-213047

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 10, 2016, as supplemented by the prospectus supplement, dated August 10, 2016 (the “prospectus supplement” and together with the prospectus, dated August 10, 2016, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $300,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due September 20, 2018 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP:02665WBX8	Trade Date: September 15, 2017

Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: September 20, 2017

Principal Amount: $300,000,000 (AHFC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100%

Discount or Commission: 0.03%

Net Proceeds to Issuer: 99.97% / $299,910,000

Specified Currency: N/A

Interest Payment Dates: Each December 20, March 20, June 20 and September 20, beginning on December 20, 2017, and on the Stated Maturity Date

Stated Maturity: September 20, 2018

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Index Maturity: 3 month

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on September 18, 2017 plus the Spread, accruing from September 20, 2017.

Interest Rate Category:
☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note

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Interest Rate Basis:

☒        LIBOR:

Designated LIBOR Page:

☒    Reuters Page LIBOR 01

☐    Reuters Page LIBOR 02

Designated LIBOR Currency: U.S. dollars

☐        EURIBOR

☐        Treasury Rate

☐        Commercial Paper Rate

☐        Prime Rate

☐        CD Rate

☐        Eleventh District Cost of Funds Rate

☐        Federal Funds Rate:

☐        Federal Funds (Effective) Rate

☐        Federal Funds Open Rate

☐        Federal Funds Target Rate

☐        Federal Funds Rate (FEDL01):

☐        CMT Rate:

☐        Reuters Page FRBCMT:

☐        Reuters Page FEDCMT:    ☐  Weekly Average

☐        Monthly Average

Interest Rate Reset Cutoff Date: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Calculation Agent: Deutsche Bank Trust Company

Americas

Original Issue Discount:    ☐  Yes    ☒  No

Repayment:    ☐  Yes    ☒  No

Optional Repayment Date(s):

Repayment Price:

Agent: Merrill Lynch, Pierce, Fenner & Smith

                                  Incorporated

Agent’s Capacity:

☐        Principal

☒        Agent

Initial Interest Reset Date: December 20, 2017

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second London Banking Day preceding each Interest Reset Date

Spread: +7bps

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option:    ☐  Yes    ☒  No

Optional Reset Dates:

Redemption:    ☐  Yes    ☒  No

Day Count Convention:    ☐  30/360

☒        Actual/360

☐        Actual/Actual

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ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (the “Distribution Agreement”) dated as of August 10, 2016, between American Honda Finance Corporation (“AHFC”), and the agents named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below, acting as agent. The Agent named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive its commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$300,000,000.00

Total	$300,000,000.00

Settlement Date

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before September 18, 2017, will be required to specify alternative settlement arrangements to prevent a failed settlement.

ADDITIONAL RISK RELATED TO LIBOR

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the Notes.

LIBOR is the subject of recent national and international regulatory guidance and proposals for reform. These reforms or actions by the British Bankers’ Association (the “BBA”) in connection with the investigations into whether banks have been manipulating or attempting to manipulate LIBOR, may cause LIBOR to perform differently than in the past, or have other consequences which cannot be predicted. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee sponsored by the Federal Reserve Board and the Federal Reserve Bank of New York. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom, in the United States or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates, the replacement or disappearance of LIBOR or other reforms may adversely affect the value of and the return on LIBOR-based securities, including the Notes.

LEGAL MATTERS

In the opinion of David Peim, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, as supplemented, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated August 10, 2016 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-213047) filed with the Securities and Exchange Commission on August 10, 2016.

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